Exhibit 99.1

nextdoor

investors.nextdoor.com

Shareholder Letter Q4 2021

nextdoor
KIND
LISTED
NYSE

Buunni Coffee

New York City, United States

nextdoor
2021 Good Neighbourhood Awards
Neighbour of the Year
Kerry Lynn

Neighbor Story

Kerry Lynn from Ballynafeigh was announced as one of the Neighbors of the Year 2021 following her incredible work lifting community projects off the ground. Kerry became part of ‘Open Ormeau’ with the mission to create more space in the community to encourage safer gathering and to allow local cafes and pubs to operate more safely. At one point Kerry was spearheading over 200 volunteers and through Nextdoor she organized a series of events to bring families together at Halloween, Christmas and ‘Ballynafest’ — a festival of music and entertainment for families.

“It’s lovely to win, but at the same time my hope is that anyone who reads about my story is also inspired to reach out to their neighbors or community to make some connections.

Kelly Lynn
Ballynafeigh, Belfast, UK

Business Highlights

Q4 revenue grew 48% year-over-year to $59M, driven by the continued increase in neighbor engagement as well as healthy advertiser demand across customer sizes and objectives.	Q4 Weekly Active Users (WAU) accelerated for a second straight quarter, increasing by 32% year-over-year to 36 million.	Q4 Adjusted EBITDA margin increased 6 points year-over-year, driven by strong topline growth and operating expense leverage.

Revenue

$40M
57%
YoY
Growth
$34M
45%
$46M
66%
$53M
66%
$59M
48%
Q4
2020
Q1
2021
Q2
Q3
Q4

WAU

27M
22%
YoY
Growth
28M
12%
29M
5%
33M
20%
36M
32%
Q4
2020
Q1
2021
Q2
Q3
Q4

ARPU (WAU)[1]

$1.48
28%
YoY
Growth
$1.25
29%
$1.57
59%
$1.61
38%
$1.65
12%
Q4
2020
Q1
2021
Q2
Q3
Q4

Net Loss[2]

(37%)
Margin
($15M)
(73%)
($25M)
(47%)
($21M)
(37%)
($19M)
(49%)
($29M)
Q4
2020
Q1
2021
Q2
Q3
Q4

Adjusted EBITDA[3]

(19%)
Margin
($8M)
(49%)
($17M)
(25%)
($11M)
(15%)
($8M)
(13%)
($8M)
Q4
2020
Q1
2021
Q2
Q3
Q4

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1 ARPU is defined as average revenue per WAU.
2 Net Loss margin is calculated as Net Loss divided by Revenue.
3 Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue. A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of the letter.

To Our Shareholders
More than ever, in Q4, neighbors used Nextdoor to connect to the neighborhoods that matter to them.

In Q4, 52% of neighbors globally were active weekly, reflecting an increase of 5 percentage points year-over-year and an all-time high. We know from the 7th installment of the Nextdoor Insights series (Insights Series #7) that getting back out in the real world and engaging with local communities is a priority. Neighbors are eager to return to restaurants. They’re ready to spend again, increasingly with closer-to-home and convenience in mind[4]. They’re engaging in more neighborhood get-togethers, and interests in activities outside the home, including sports, are making a comeback. Whether neighbors are spending more time at home, or finding their new sense of normal outside the home, neighbors have increasingly turned to Nextdoor to connect with each other and everything nearby, bringing neighborhoods closer together and creating a kinder world.

We finished 2021 with significant momentum. In Q4, WAU grew 32% year-over-year and 9% quarter-over-quarter, continuing the trajectory of accelerating growth and reflecting the early effects of our product focus on creating an Active Valued Community. In fact, through the second half of 2021, we added more WAU than in any other equivalent period in Nextdoor’s history.
We accelerated full year revenue growth from 49% in 2020 to 56% in 2021. Healthy demand across customer sizes, verticals, and campaign objectives drove our 48% year-over-year revenue growth in Q4. ARPU grew 12% year-over-year in Q4 to $1.65, contributing to strong full year 2021 ARPU growth of 33%. ARPU growth reflected a combination of higher neighbor engagement and higher eCPMs5. Sustained revenue growth at scale, coupled with a 6 point improvement in Q4 adjusted EBITDA margin and an 18 point improvement in 2021 adjusted EBITDA margin, demonstrates our path to long-term profitability, even as we remain in investment mode.
Our top priorities remain bringing new neighbors to the platform, while growing engagement and building powerful, accessible, scalable business solutions to offer our wide range of advertisers the products they need to meet their goals.

______________________________
4 Source: Nextdoor Insights Series #6: The neighborhood is the community you can count on.
5 Effective cost per thousand impressions. eCPM is a measure of the revenue received for every thousand ad impressions served.

Active Valued Community
Neighbors come to Nextdoor to feel more connected to their neighborhoods. Our product strategy in Q4 and in 2022 was and remains focused on enabling neighbors to build an Active Valued Community. Active means neighborhood stakeholders are actively involved in their communities, which are groups of people that share an attribute or interest. In Nextdoor’s case, the core shared attribute is place. Valued communities can be trusted and depended on to exchange information, goods, and services. We believe this is the best way to meet our neighbors’ needs and achieve our purpose of cultivating a kinder world where everyone has a neighborhood to rely on.
Making the neighborhood feel more connected

In Q4 2021, one of our key product initiatives was the global launch of Connections, which enables neighbors to connect with each other on the platform. We believe Connections will improve the relevance of conversations, create a deeper sense of belonging, and result in a more intimate feed experience, driving deeper engagement with current neighbors. We are pleased with the early momentum we are seeing in the number of unique connectors and total connections.

In the first half of 2022, we plan to enable neighbors to Connect with small and mid-sized businesses. Looking further ahead, we plan to expand connections to large brands, local organizations, including public agencies, and service providers. Neighbors connect to these organizations in order to receive trusted information, get things done locally, build real-world connections, and contribute to and hear from the broader local community. And, we help businesses and agencies drive measurable outcomes by creating meaningful connections with a uniquely engaged local audience.

Connections builds upon our efforts to enhance connectivity, which we started in 2020 when we re-launched our Groups surface to help neighbors connect to those with shared interests. Our neighbors are 38% more likely than the average social media user to use social media to find like-minded communities; and, we have seen this in the form of strong engagement of neighbors who join Groups[6].

Deepening engagement with neighbors
In the second half of 2021, we enhanced our notifications system to personalize content and delivery through channels that are best-suited to each neighbor. Personalized notifications bring more neighbors into the app in order to improve the relevance of the content they see, and encourage them to contribute. We expect this to be particularly impactful when paired with the new Connections feature, because neighbors want to hear from people and organizations they know and trust.

More relevant and timely notifications allow us to better engage our more infrequent members, furthering our strategy of moving Monthly Active Users (MAU) to WAU and WAU to Daily Active Users (DAU). Our progress in Q4 toward sustainably increasing frequency of usage of the platform through the improved notifications ecosystem points to Nextdoor becoming an increasingly daily habit that neighbors view as high utility and essential to local community building.

______________________________
6 Source: Nextdoor Insights Series #7: Neighbors have found their new normal.

Organizations also serve as an important driver of engagement on Nextdoor. In Q4, Los Angeles County ran a Smart Gardening webinar series to provide neighbors with gardening tips, including how to compost, which helps support the State of California’s organic waste diversion goals. By running a creative, interactive campaign, LA County saw 2x more impressions and reactions and 3x more responses than from its average post. This is a great example of how public agencies drive engagement by building ties with their local communities, informing neighbors with local, relevant messaging, and inspiring neighbors to take action.

Making it easier to contribute to an Active Valued Community
In order to help neighbors and organizations contribute to their communities, whether it’s a question, recommendation, photo, item to sell, promotion, or general update, we need to make posting simple, frictionless, and intuitive. To that end, in Q4, we released our new free-form composer, which enables neighbors to more flexibly and easily communicate and be heard in the neighborhood. Neighbors can now create a post with one tap from anywhere in the app. This increases the volume of posts, which drives greater engagement.

Fostering kindness
We are committed to creating a welcoming platform where inclusivity is the responsibility of all who communicate on Nextdoor. As such, we are continuously investing in ways to reduce harmful and hurtful content while ensuring the authenticity of neighbors on the platform7. Examples of these investments on the platform include adding friction to onboarding to ensure the neighbor is a real person, building tools to slow people down when contentious conversations heat up, and choosing quality of engagement over quantity. We see this in our data, and the results are encouraging.

Neighbors already have incentive to present their best selves on Nextdoor. Fewer than 0.2% of neighbor accounts required review for harmful or hurtful content in 20218. Nextdoor's overall approach to promoting the vitality of our neighborhoods is to set clear guidelines and use a combination of people and technology to encourage the behaviors that support our purpose. We ensure that Nextdoor neighborhoods are made up of real people nearby. We require all new neighbors to accept our Neighbor Pledge upon joining, and we enforce Community Guidelines that ensure personal accountability for interactions on the platform.

______________________________
7 Harmful is defined as content that neighbors consider fraudulent, unsafe, or unwelcoming, including misinformation and discrimination. Hurtful is defined as content that neighbors consider uncivil, including personal attacks. More information is available in the Nextdoor 2021 Transparency Report.
8 Source: Nextdoor 2021 Transparency Report.

Additionally, we have a differentiated and scalable system for content moderation that combines proactive guidance, cutting-edge machine learning technology, and human review. One example of a proactive measure we have implemented is our Kindness Reminder, which was developed in conjunction with social scientists to let posters know if their content may be viewed as hurtful and to give them an opportunity to revise it. In 2021, an average of 35% of neighbors who saw the reminder chose to edit or withhold their posts[9]. Given the success of our innovative Kindness Reminder, we’ve created variations, including our Anti-Racism Reminder, that have similar efficacy.

Our human review is done by our volunteer community moderators on our Neighborhood Teams and our trained Neighborhood Operations Staff. Community moderation is essential to our platform because we want neighborhoods on Nextdoor to reflect thriving neighborhoods in the real world, and our volunteer moderators have important local context that allows for authentic, neighborhood-specific conversation. In 2021, we had over 230,000 volunteer community moderators on our Neighborhood Teams who voted on at least one piece of reported content, with a median review time of just 4.6 hours from the time of report. Our volunteer community moderators, all of whom have access to inclusive moderation training, review most cases of reported content. Certain types of sensitive content, including misinformation and discrimination, are sent directly to our internal, trained Neighborhood Operations team.

In 2022, we plan to continue to invest in tools to support neighborhood vitality and further ensure that all neighbors feel welcome, safe, connected, and engaged on Nextdoor.

______________________________
9 Source: Nextdoor 2021 Transparency Report.

Advertiser Value Proposition
Neighborhood Ad Center enables self-serve
Our proprietary campaign management platform, the Neighborhood Ad Center (NAC), is a key pillar of our strategy to deliver outstanding outcomes for our customers. In Q4, we invested in core platform improvements to enable NAC to scale globally. We also improved our user interface to help advertisers select more relevant targeting parameters leveraging our first-party data, which in turn enables more sophisticated ad delivery and performance. Finally, we added bulk editing tools to better meet our advertisers’ needs. We expect these improvements to prepare us for our anticipated expansion of NAC from the initial subset of mid-market advertisers today to all customers in 2022.

By enhancing our self-serve capabilities, NAC continues to increase our access to a broader range of advertisers. We’re already seeing the impacts of self-serve in our advertiser growth and revenue diversity. In Q4, the number of customer accounts using NAC increased 138% year-over-year, and we have found that the customers currently using NAC are also our fastest growing. This helps give us confidence in the potential for NAC once we roll it out to customers of all types and sizes.

Enhancing advertiser performance and measurement capabilities
In the fourth quarter, we continued to improve our performance capabilities in order to help deliver value to our advertisers. This was done primarily through increasing advertiser adoption of one of our first-party measurement tools, our conversion pixel. The majority of our CPA-focused customers have now adopted our first-party measurement tools. This adoption enables us to better target ads, increasing advertiser return on investment (ROI). The right ad served to the right audience at the right time on Nextdoor is valuable content, especially given that utility is a significant draw of our platform.

One example of an advertiser who has adopted our pixel and saw strong performance towards their CPA goals in the quarter was Home Chef. Through our pixel, Home Chef saw their average newsfeed campaign CPA decrease by 25% over the course of 2021, resulting in increased spend on Nextdoor.

Our first-party measurement tools are a key component of our recently launched proprietary ad serving platform, Nextdoor Ad Manager (NAM).

Unique and localized ad formats deliver advertiser value
In Q4, advertisers on Nextdoor continued to reach their customers in new and effective ways.

We know our neighbors already come to Nextdoor with high intent and regularly interact with branded content. In fact, according to our Insights Series #7, neighbors are 24% more likely than the average social media user to click on sponsored posts and are more likely to use social media to see updates from brands. We also know that unique and localized content drives even more engagement. For example, on Nextdoor, localized messaging drives 58% higher advertisement engagement10.

A unique and localized ad format that we offered in the fourth quarter was our Treat Map. A Nextdoor poll found that, despite the significant downtick in trick-or-treaters in 2020, 85% of neighbors wanted to return to handing out Halloween treats in 2021. We created the Treat Map, in partnership with Hershey’s, to bring back the Halloween spirit and enable neighbors to mark if they were planning to hand out candy and/or decorate their homes. The 2021 Treat Map generated 2.6x more engagement than the 2020 Treat Map. An NCSolutions study showed that the Hershey’s Halloween campaign on Nextdoor was successful in generating incremental sales by expanding its content footprint to households who had not purchased candy in the past year[11].

Another unique campaign in Q4 was with Veterans United. Veterans United helps veterans become homeowners, which aligns with Nextdoor’s purpose of ensuring everyone has a neighborhood they can rely on. They used our new sponsored Groups platform to launch local Proud Veteran Homeowner Nextdoor Groups to connect Veterans and military families to ask questions, network, volunteer, and plan events together. This campaign was made possible on Nextdoor because of our key differentiators, including neighbors’ local perspective, proximity, and desire to give and get help.

9:41
Treat Map
Russell St
ELMWOOD
CLAREMONT
DISTRICT
Webster St
El Camino Real
Prince St
Woolsey St
Hillcrest Rd
Edit your pin
The Wood Tav
62nd St
Presley Way
Chabot Rd
Birch Ct
Keith Ave
Oak Grove Ave
Cactus Taqueria
ROCKRIDGE
Lawton Ave
College
Kales Ave

9:41
Search Nextdoor
23
Elizabeth McCormick (Group Moderator)
Parkmead II · 23 hr ago
WELCOME HOME
Welcome, Veterans & Military Families! 👋. This group is for those who've served and their families to connect and support each other in our community. Ask questions, share tips and advice, offer a helping hand, highlight your favorite veteran-owned business or military discounts, get a crew together for fun or to... See more
Thank
Comment
1

Image provided by Veterans United Home Loans

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10 Source: Nextdoor Insights Series #7: Neighbors have found their new normal. This is compared to non-localized messaging.
11 Source: NCSolutions 9/2021–10/2021.

Building for Growth
In 2021, our international efforts were focused on going deeper into four markets: Australia, Canada, the Netherlands, and the United Kingdom. This enabled us to spend more time and attention optimizing growth and engagement campaigns and refining our international strategy. We saw the benefit of this approach in Q4 neighbor growth and engagement, with total WAU in our focus markets growing almost 50% year-over-year. And we see the benefits in engagement as well. WAU as a percentage of total neighbors in our international focus markets is 58%, exceeding the U.S. This is over 60% in the UK, where we are now in 1 in 5 households, and 1 in 4 in London. International WAU as a percentage of total WAU increased to 18% from 16% in the prior year quarter.

We also saw success internationally with our other neighborhood stakeholders: businesses and agencies. In Q4, the number of advertisers grew 74% year-over-year. An example of a successful UK advertising partnership in the quarter was with E.ON, a renewable energy provider who wanted to raise awareness for their offerings—primarily, no extra costs, dedicated energy specialists, and no exit fees. Neighbors are a prime audience given their high intent and the fact that 48% of neighbors want brands to be socially responsible and 41% want them to be eco-friendly12. E.ON’s campaign had a high average click through rate and was successful at driving consideration among its customers.

In 2022, our international strategy will focus on investing further into our other international markets in Western Europe.

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12 Source: Nextdoor Insights Series #7: Neighbors have found their new normal.

Q4 2021 Financial Discussion

Revenue
Q4 revenue was $59M, an increase of 48% year-over-year and 13% quarter-over-quarter. Global ARPU grew 12% year-over-year to $1.65, reflecting continued engagement among neighbors, seasonally strong eCPMs, an increasing share of revenue from direct advertiser relationships, and higher fill rates.
We saw healthy demand from customers of all sizes and in all stages of the advertising funnel, from awareness, to consideration, to direct response. And advertiser diversity, by vertical, geography, and number of total accounts, continues to increase.

Operating Expenses
In Q4, operating expenses were $89M, an increase of 60% year-over-year, representing 149% of revenue compared to 138% of revenue in the year-ago quarter. The growth in operating expenses was driven by stock-based compensation and general and administrative expenses related to our public offering process as well as investment in our business, particularly in research and development.
Cost of revenue was $9M, up 33% year-over-year. In Q4, cost of revenue represented 14% of revenue, down from 16% in the year-ago period, as a result of ongoing operating leverage in our third-party cloud hosting costs.

Research and development expenses were $27M, or 46% of revenue, up 47% year-over-year. The growth was driven primarily by increased headcount and personnel costs related to our engineering, data science, product management, and design teams.
Sales and marketing expenses were $30M, or 50% of revenue, up 34% year-over-year. The increase was primarily attributable to headcount growth as well as increased paid marketing spend for both neighbor and business acquisition.
General and administrative expenses were $23M, or 39% of revenue, up 177% year-over-year. As in Q3, the increase was driven by headcount growth and costs related to our public offering process, which include a one-time $8.5M stock-based compensation expense related to the successful completion of our public offering.
Total non-GAAP operating expenses were $67M, or 113% of revenue, up 39% year-over-year[13].

______________________________ 13 A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of this letter.

Earnings
Net loss was $29M in Q4 representing a (49%) margin, compared to a (37%) margin in the year-ago period.
Q4 Adjusted EBITDA loss was $8M representing a (13%) margin, compared to a (19%) margin in the year-ago period. Our year-over-year margin improvement reflects benefits from increasing scale, with additional operating leverage coming from cost of revenue and sales and marketing.

Balance Sheet and Cash Flows
In Q4, we ended the period with $716M in cash and cash equivalents and marketable securities. Cash used in operations for the year ended December 31, 2021 was $51M compared to $42M in the year-ago period. Our bolstered balance sheet, which includes $629M of net proceeds from our business combination transaction, enables us to continue to invest for growth over the coming years.

FY 2021 Financial Discussion
2021 revenue was $192M, an increase of 56% year-over-year. 2021 Global ARPU grew 33% year-over-year to $6.13, reflecting growth in both impressions delivered and eCPMs.

In 2021, GAAP operating expenses were $287M, an increase of 44% year-over-year, representing 149% of revenue compared to 162% of revenue in the prior year.

Net loss was $95M in 2021, representing a (50%) margin, an improvement of 11 points from a (61%) margin in the prior year.

2021 adjusted EBITDA loss was $44M representing a (23%) margin, an improvement of 18 points from a (41%) margin in the prior year. Our year-over-year margin improvement reflects revenue growth outpacing growth in expenses.

Outlook
In 2022, our focus remains on growing our base of neighbors and organizations, increasing engagement on the platform, and delivering strong revenue performance to support our reinvestment into the business for long-term growth.

Q1 2022 Outlook
•Revenue is expected to be $48M.
•Adjusted EBITDA loss is expected to be $23M.

FY 2022 Outlook
•Revenue is expected to be between $254M–$256M. This is an increase from our prior full year 2022 guidance of $252M14.
•Adjusted EBITDA margin is expected to be (18%). This is unchanged from our prior guidance14.

We have not reconciled our adjusted EBITDA and adjusted EBITDA margin outlook to GAAP net loss or GAAP net loss margin because certain items that impact GAAP net loss and net loss margin are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2022 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA outlook to net loss and adjusted EBITDA margin to GAAP net loss margin is not available without unreasonable efforts.
Q4 Conference Call and Webcast

We will host a Q&A webcast at 2:00 pm PT/5:00 pm ET today, March 1, 2022, to discuss these results and outlook. An audio webcast archive will be available following the live webcast for approximately one year on Nextdoor’s Investor Relations website at www.investors.nextdoor.com. Thank you for your support in building stronger neighborhoods across the globe and for being active neighbors in your neighborhood. We look forward to your questions and comments this afternoon.
We use our Investor Relations website (investors.nextdoor.com), our Twitter handle (twitter.com/Nextdoor), our LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this press release or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only.

______________________________
14 Prior 2022 guidance as of Nextdoor 2021 Investor Day on 9/20/2021.

Safe Harbor Statement
This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance and our market opportunity, including expected financial results for the first quarter of 2022 and full year 2022, our business strategy and plans, and our objectives and future operations, including our expansion into new markets.
Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this shareholder letter, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors, including: our ability to scale our business and monetization efforts; our ability to expand business operations abroad; our limited operating history; risks associated with managing our growth; our ability to achieve and maintain profitability in the future; the effects of the highly competitive market in which we operate; the impact of the COVID-19 pandemic on our business; our ability to attract new and retain existing customers and users, or renew and expand our relationships with them; our ability to anticipate and satisfy customer preferences; market acceptance of our platform; our ability to successfully develop and timely introduce new products and services; our ability to achieve our objectives of strategic and operational initiatives; cybersecurity risks to our various systems and software; the impact of privacy and data security laws; and other general market, political, economic, and business conditions, including those related to the continuing impact of the COVID-19 pandemic.
Additional risks and uncertainties that could affect our financial results and business are more fully described in our Annual Report on Form 10-K for the period ended December 31, 2021, which is expected to be filed with the SEC on or about March 15, 2022, our registration statement on Form S-1 filed with the SEC on November 22, 2021, and our other SEC filings, which are available on the Investor Relations page of our website at www.investors.nextdoor.com and on the SEC’s website at www.sec.gov.
All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on the forward-looking statements in this shareholder letter.

Condensed Consolidated
Balance Sheets
in thousands, except per share data (unaudited)

	As of December 31
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$521,812	$83,642
Marketable securities	193,999	53,341
Accounts receivable, net of allowance of $425 and $313 as of December 31, 2021 and 2020, respectively	29,673	21,818
Prepaid expenses and other current assets	16,259	5,453
Restricted cash, current	—	1,101
Total current assets	761,743	165,355
Property and equipment, net	12,545	5,718
Operating lease right-of-use assets	59,422	37,776
Intangible assets, net	4,835	6,987
Goodwill	1,211	1,211
Other assets	330	700
Total assets	$840,086	$217,747

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$6,163	$3,354
Operating lease liabilities, current	7,131	3,348
Liability for unvested restricted stock	4,765	10,483
Accrued expenses and other current liabilities	15,444	14,998
Total current liabilities	33,503	32,183
Operating lease liabilities, non-current	61,598	36,254
Total liabilities	95,101	68,437

Redeemable convertible preferred stock, $0.0001 par value; no shares authorized, issued, and outstanding as of December 31, 2021; 190,477 shares authorized, issued, and outstanding as of December 31, 2020; aggregate liquidation preference of $447,890 as of December 31, 2020	—	447,166
Stockholders' equity (deficit):
Class A Common stock, 0.0001 par value; 2,500,000 shares authorized as of December 31, 2021; 78,954 shares issued and outstanding as of December 31, 2021; no shares authorized, issued, and outstanding as of December 31, 2020	8	—
Class B Common stock, 0.0001 par value; 500,000 and 375,788 shares authorized as of December 31, 2021 and 2020, respectively; 304,700 and 103,777 shares issued and outstanding as of December 31, 2021 and 2020, respectively	30	10
Additional paid-in capital	1,225,815	87,945
Accumulated other comprehensive loss	(529)	(797)
Accumulated deficit	(480,339)	(385,014)
Total stockholders' equity (deficit)	744,985	(297,856)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$840,086	$217,747

Condensed Consolidated Statements of Operations
in thousands, except per share data (unaudited)

	Three Months Ended December 31		Years Ended December 31
	2021	2020	2021	2020

Revenue	$59,327	$40,117	$192,197	$123,284
Costs and expenses:
Cost of revenue	8,505	6,409	28,813	21,586
Research and development	27,484	18,661	97,096	69,231
Sales and marketing	29,732	22,189	106,430	80,325
General and administrative	22,871	8,254	54,664	28,793
Total costs and expenses	88,592	55,513	287,003	199,935
Loss from operations	(29,265)	(15,396)	(94,806)	(76,651)
Interest income	91	45	177	727
Other income (expense), net	(88)	420	(539)	817
Loss before income taxes	(29,262)	(14,931)	(95,168)	(75,107)
Provision for income taxes	61	5	157	127
Net loss	$(29,323)	$(14,936)	$(95,325)	$(75,234)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.11)	$(0.16)	$(0.65)	$(0.83)
Weighted average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	276,368	93,273	146,337	90,190

Condensed Consolidated Statements of Cash Flows
in thousands (unaudited)

	Years Ended December 31
	2021	2020

Cash flows from operating activities:
Net loss	$(95,325)	$(75,234)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,172	3,058
Stock-based compensation	47,514	22,608
Bad debt expense	317	291
Other	3	239
Changes in operating assets and liabilities:
Accounts receivable, net	(8,172)	(3,173)
Prepaid expenses and other current assets	(4,087)	2,472
Operating lease right-of-use assets	6,605	5,181
Other assets	370	(221)
Accounts payable	2,759	15
Operating lease liabilities	(5,844)	(4,529)
Accrued expenses and other current liabilities	420	7,689
Net cash used in operating activities	(51,268)	(41,604)
Cash flows from investing activities:
Purchases of property and equipment	(8,846)	(5,023)
Purchases of marketable securities	(199,832)	(77,600)
Sales of marketable securities	2,411	21,826
Maturities of marketable securities	56,745	97,589
Net cash provided by (used in) investing activities	(149,522)	36,792
Cash flows from financing activities:
Proceeds from exercise of stock options, net of repurchases	15,334	6,367
Proceeds from the Reverse Recapitalization	628,489	—
Payment of transaction costs related to the Reverse Recapitalization	(5,384)	—
Tax withholdings on release of restricted stock units	(863)	—
Net cash provided by financing activities	637,576	6,367
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	283	(796)
Net increase in cash, cash equivalents, and restricted cash	437,069	759
Cash, cash equivalents, and restricted cash at beginning of period	84,743	83,984
Cash, cash equivalents, and restricted cash at end of period	521,812	84,743
Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$521,812	$83,642
Restricted cash	—	1,101
Total cash, cash equivalents, and restricted cash	$521,812	$84,743

Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, adjusted EBITDA and adjusted EBITDA Margin in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.
We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, acquisition-related costs.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided below:

Non-GAAP Financial Measures
in thousands (unaudited)

	Three Months Ended December 31		Years Ended December 31
	2021	2020	2021	2020

Net loss	$(29,323)	$(14,936)	$(95,325)	$(75,234)
% Margin	(49%)	(37%)	(50%)	(61%)
Depreciation and amortization	$970	$974	$4,172	$3,058
Stock-based compensation	20,543	6,398	47,514	22,608
Interest income	(91)	(45)	(177)	(727)
Provision for income taxes	61	5	157	127

Adjusted EBITDA	$(7,840)	$(7,604)	$(43,659)	$(50,168)
% Margin	(13%)	(19%)	(23%)	(41%)
Cost of Revenue Reconciliation:
Cost of Revenue, GAAP	$8,505	$6,409	$28,813	$21,586
Stock-based compensation	(485)	(225)	(1,466)	(905)
Cost of Revenue, Non-GAAP	$8,020	$6,184	$27,347	$20,681
% of revenue, GAAP	14%	16%	15%	18%
% of revenue, Non-GAAP	14%	15%	14%	17%
Research and Development Reconciliation:
Research and Development, GAAP	$27,484	$18,661	$97,096	$69,231
Stock-based compensation	(6,736)	(2,862)	(20,690)	(10,235)
Depreciation and amortization	(271)	(176)	(1,062)	(385)
Research and Development, Non-GAAP	$20,477	$15,623	$75,344	$58,611
% of revenue, GAAP	46%	47%	51%	56%
% of revenue, Non-GAAP	35%	39%	39%	48%
Sales and Marketing Reconciliation:
Sales and Marketing, GAAP	$29,732	$22,189	$106,430	$80,325
Stock-based compensation	(1,927)	(1,213)	(6,388)	(3,403)
Depreciation and amortization	(618)	(747)	(2,794)	(2,479)
Sales and Marketing, Non-GAAP	$27,187	$20,229	$97,248	$74,443
% of revenue, GAAP	50%	55%	55%	65%
% of revenue, Non-GAAP	46%	50%	51%	60%
General and Administrative Reconciliation:
General and Administrative, GAAP	$22,871	$8,254	$54,664	$28,793
Stock-based compensation	(11,395)	(2,098)	(18,970)	(8,065)
Depreciation and amortization	(81)	(51)	(316)	(194)
General and Administrative, Non-GAAP	$11,395	$6,105	$35,378	$20,534
% of revenue, GAAP	39%	21%	28%	23%
% of revenue, Non-GAAP	19%	15%	18%	17%
Total Operating Expenses Reconciliation:
Operating Expenses, GAAP	$88,592	$55,513	$287,003	$199,935
Stock-based compensation	(20,543)	(6,398)	(47,514)	(22,608)
Depreciation and amortization	(970)	(974)	(4,172)	(3,058)
Total Operating Expenses, Non-GAAP	$67,079	$48,141	$235,317	$174,269
% of revenue, GAAP	149%	138%	149%	162%
% of revenue, Non-GAAP	113%	120%	122%	141%